Exhibit 99.1

             Swift Energy Announces First Quarter Results

    HOUSTON--(BUSINESS WIRE)--May 7, 2003--

           247% Increase in Income before Accounting Change to $10.5 Million ($0.38/Share)

                Production Increase of 5% to 12.9 Bcfe

    Swift Energy Company (NYSE:SFY) (PCX:SFY) announced today that income before the cumulative effect of an accounting change increased 247% in the first quarter of 2003 to $10.5 million, or $0.38 per diluted share, compared to net income of $3.0 million, or $0.12 per diluted share, in the first quarter of 2002, primarily as the result of higher prices.
    The Company's net income was $6.1 million or $0.22 per diluted share, including the cumulative effect of the accounting change. The Statement of Financial Accounting Standards No. 143 (SFAS 143) implemented January 1, 2003, is a mandated accounting change that amounted to a one-time charge for the Company of $4.4 million (net of tax), or $0.16 per diluted share. SFAS 143 "Accounting for Asset Retirement Obligations" requires companies to record the present value of estimated future abandonment obligations as a liability, with a corresponding increase in oil and gas assets.
    Production increased 5% to 12.9 Billion cubic feet equivalent ("Bcfe") in the first quarter of 2003 from 12.3 Bcfe of production in the first quarter of last year. Production increased 2% from fourth quarter 2002 levels. Domestic production was 7.7 Bcfe, and New Zealand production was 5.2 Bcfe for the first quarter of 2003.
    Terry Swift, President and CEO of Swift Energy Company, noted, "We started the year with good operational success, and we have certainly been buoyed by the strong pricing environment. Our principal goal for the year is to deliver added value by meeting our production and reserve targets, while improving our operating margins. Despite the temporary partial shut-in at Lake Washington, we continue to make progress on our goals. In order to take advantage of today's domestic natural gas market, we are now accelerating several budgeted natural gas wells and fracture stimulations that were planned to take place later in the year. New Zealand activity also has been promising this year, with the doubling of net sales during the first quarter 2003 compared to the same quarter last year, and the successful implementation of several projects in the first-half of 2003. Second-half drilling plans will allow us to better evaluate both the Kauri and Manutahi sands."

    Revenues & Expenses

    Total revenues for the first quarter 2003 totaled $53.5 million, an increase of approximately 56% from revenues of $34.4 million during the first quarter in 2002. Total revenue for the first quarter of 2003 is net of $1.4 million of losses from derivative product price hedging activities, which compares with a $0.1 million gain from such activities for the first quarter of 2002. Cash flow before changes in working capital increased 176% to $31.6 million ($1.16 per diluted share) in the first quarter of 2003 compared to $11.5 million ($0.45 per diluted share) in the first quarter of 2002. Net cash provided by operating activities increased 147% to $26.8 million ($0.98 per diluted share) compared to $10.8 million ($0.43 per diluted share) in the first quarter of 2002.
    Controllable lease operating expenses improved nearly 2% on a per unit basis compared to the first quarter of 2002. During the same period, general and administrative costs increased, both in total and on a per unit basis, primarily as a result of the increased costs associated with certain corporate governance actions taken in response to the recently enacted Sarbanes-Oxley Act and related regulations and also due to lower reimbursements due to the recent liquidation and dissolution of all public partnerships managed by the Company.

    Production & Pricing

    Domestic production was 7.7 Bcfe in the first quarter 2003, a 20% decline from 9.7 Bcfe of production in the first quarter of 2002. However, domestic production did increase 1% from fourth quarter 2002 levels and was above the Company's most recent guidance. Despite this modest increase, there were two distinct events that negatively affected our domestic production levels for the quarter. The previously reported partial shut-in of the Lake Washington Field, in Plaquemines Parish, Louisiana, lowered production in the first quarter of 2003 by approximately 0.7-1.0 Bcfe. It is anticipated that second quarter production will also be reduced by a similar amount, as is reflected in the updated second quarter and full-year 2003 guidance that is part of this press release. Additionally, due to the relatively higher natural gas price as compared to the crude oil price during the first quarter, the Company elected to not process and separately sell the natural gas liquids ("NGLs") in certain fields in the first quarter. This practice improves the economics of the natural gas sold; however, it reduces NGL volumes. Natural gas accounted for 47% of domestic production during the first quarter and 60% of total production.
    In New Zealand, the Company produced 5.2 Bcfe, a virtual doubling over the same quarter production last year and an increase of nearly 4% from production levels in the fourth quarter of 2002. Higher natural gas demand in New Zealand has allowed the Company to both increase production from the TAWN fields, as well as increase the realized price received. Normal maintenance will occur at both the TAWN and Rimu production facilities in the second quarter and is expected to last about seven to ten days at each facility, which also is reflected in the Company's forward guidance included with this press release.
    The first quarter culminated in significantly higher commodity prices: average domestic natural gas prices received in the first quarter were $6.03 per thousand cubic feet ("Mcf"), a three-fold increase from the $1.94 per Mcf received a year earlier, while crude oil prices averaged $32.80 per barrel, up 71% from crude oil prices in the previous year's first quarter. Condensate and natural gas liquids prices received domestically also increased significantly over those in the first quarter of 2002, providing a composite average domestic price for the quarter of $5.68 per thousand cubic feet equivalent ("Mcfe"), which was 145% more than the $2.32 per Mcfe received in the first quarter of 2002, and 45% more than the $3.93 per Mcfe received in the fourth quarter of 2002.
    In New Zealand, the Company has seen its average realized price increase for five straight quarters due to a beneficial currency exchange rate and non-contracted natural gas sales into the tightening New Zealand gas market. The composite average price for New Zealand was $2.15 per Mcfe, a 35% increase over prices received in the first quarter of the previous year. Similar increases over prices received in the same quarter last year were seen on an individual product basis, with the Company receiving an average price of $1.62 per Mcf for its natural gas in 2003, a 34% increase from $1.21 received in 2002; $32.36 per barrel of crude oil in 2003, up 65% from $19.67 per barrel averaged in 2002; and $12.89 per barrel for natural gas liquids in 2003, a 31% increase from $9.81 per barrel averaged in 2002.

    Domestic Operations

    The Company successfully drilled 13 of 19 wells in the first quarter. The Company has successfully drilled two additional wells, one in Lake Washington and one in the AWP/Olmos area, since the last update on April 28, bringing the year-to-date total to 19 successes out of 25 wells drilled. The Company currently has two drilling rigs working in Lake Washington, one rig operating in the AWP/Olmos area in McMullen County, Texas and one rig scheduled to spud a well in the Brookeland Field in Newton County, Texas in mid-third quarter. One non-operated rig is also working in the Garcia Ranch area in Kenedy County, Texas.
    Scheduled facility upgrades are underway in the Lake Washington Field that are expected to bring capacity to over 14,000 barrels per day gross processing capacity during the third quarter.

    New Zealand Operations

    As previously reported, the Company successfully drilled the Kauri-F1 well, targeting the shallow Manutahi Sand, in the first quarter and expects to install a pumping unit on that well to begin a prolonged production test. The Kauri-A4 well that was fracture stimulated in the first quarter, more than doubling initial test rates, is scheduled to be connected to the Rimu Production Station in the third quarter of this year. The Rimu-A2A well was treated with a CO2 injection in an attempt to improve the Tariki Sand performance and is currently undergoing further evaluation. The Company currently plans to drill two delineation wells in the Kauri Sand, several additional Manutahi wells and one to two exploration wells in the second half of the year.

    Bank Borrowing Base

    As previously reported, the Company's borrowing base was recently reaffirmed at $195 million, effective May 1. Due to improving market conditions and expectations for higher levels of cash flow, the Company has requested that its commitment amount with its bank group be reduced to $150 million effective May 9, 2003. Under the terms of its credit facility, the Company can increase this commitment amount back to the total amount of the borrowing base, at its discretion.

    Earnings Conference Call

    Swift Energy Company will discuss first quarter earnings results Wednesday, May 7, at 9:00 a.m. CDT. The dial-in number is 973-872-3462. Please dial-in five to ten minutes prior to the start of the call. A pass code is not required to participate in this call. The digital replay number is 973-341-3080 (Pin #3851829) and will be available until May 21, 2003. In addition, this call will be webcast 'live' and archived through our website at http://www.swiftnergy.com.

    Annual Shareholders Meeting

    Swift Energy's Annual meeting of Shareholders will be held May 13, 2003 at the Wyndham Greenspoint Hotel in Salon A, 12400 Greenspoint Drive, Houston Texas 77060 at 4:00 p.m. CDT. The public is invited to attend to hear management's review of the Company's 2002 activities and discuss the opportunities for 2003.
    Swift Energy Company engages in developing, exploring, acquiring, and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Texas and Louisiana and onshore oil and natural gas reserves in New Zealand. Founded in 1979 with headquarters in Houston, Texas, the Company has consistently grown its proved oil and gas reserves, production, and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and lately availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


                         SWIFT ENERGY COMPANY
                     SUMMARY FINANCIAL INFORMATION
                              (UNAUDITED)
            In Thousands Except Per Share and Price Amounts

                                          Three Months Ended
                                               March 31,
                                          -------------------
                                                              Percent
                                              2003      2002   Change
                                          --------- --------- -------
Revenues
Oil & Gas Sales                            $54,850   $26,613     106%
Other                                       (1,350)    7,741      NM
                                          --------- ---------
Total Revenue                              $53,500   $34,354      56%

Net Income Before Accounting Change(1)     $10,485    $3,020     247%

Basic EPS, Before Accounting Change          $0.38     $0.12     217%

Diluted EPS, Before Accounting Change        $0.38     $0.12     217%

SFAS 143 Accounting Change                  $4,377       ---
   Per Share                                 $0.16       ---

Net Income                                  $6,108    $3,020     102%
Basic EPS                                    $0.22     $0.12      83%

Diluted EPS                                  $0.22     $0.12      83%

Net Cash Provided By
  Operating Activities                     $26,799   $10,834     147%

Net Cash Provided By
  Operating Activities, Per Diluted Share    $0.98     $0.43     130%

Cash Flow(2) Before Working
  Capital Changes                          $31,643   $11,462     176%
Cash Flow Before Working
  Capital Changes,  Per Diluted Share        $1.16     $0.45     156%

Weighted Average
  Shares Outstanding (WASO)                 27,243    24,882       9%

EBITDA(2)(See reconciliation on page 9)    $38,036   $22,515      69%

Production (Bcfe):                            12.9      12.3       5%
  Domestic                                     7.7       9.7    (20%)
  New Zealand                                  5.2       2.6      97%

Realized Price ($/Mcfe):                     $4.26     $2.17      96%
  Domestic                                   $5.68     $2.32     145%
  New Zealand                                $2.15     $1.59      35%

(1) SFAS 143 - Statement of Financial Accounting Standards No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations," which requires companies to record the present value of estimated future abandonment obligations as a liability, with a corresponding entry to oil and gas assets.

(2) Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.




                         SWIFT ENERGY COMPANY
                   SUMMARY BALANCE SHEET INFORMATION

                             In Thousands

                                        As of              As of
                                   March 31, 2003    December 31, 2002
                                     (Unaudited)
                                  -----------------  -----------------

        Assets:
Current Assets:
  Cash and Cash Equivalents                 $4,318             $3,816
  Other Current Assets                      32,753             25,952
                                  -----------------  -----------------
    Total Current Assets                    37,071             29,768

Oil and Gas Properties                   1,248,136          1,220,237
Other Fixed Assets                           9,871              9,596
Less-Accumulated DD&A                     (519,200)          (504,324)
                                  -----------------  -----------------
                                           738,807            725,509
Other Assets                                10,671             11,729
                                  -----------------  -----------------
                                          $786,549           $767,006
                                  =================  =================

       Liabilities:
Current Liabilities                        $42,318            $46,884
Long-Term Debt                             329,992            324,272
Deferred Income Taxes                       33,198             30,777
Asset Retirement Obligation                  9,185                ---
Stockholders' Equity                       371,856            365,073
                                  -----------------  -----------------
                                          $786,549           $767,006
                                  =================  =================



                         SWIFT ENERGY COMPANY
                 SUMMARY INCOME STATEMENT INFORMATION
                              (UNAUDITED)
                 In Thousands Except Per Mcfe Amounts

                                 Three Months Ended Three Months Ended

                                 March 31,          March 31,
                                    2003   Per Mcfe    2002   Per Mcfe
                                 --------- -------- --------- --------

Revenues:
  Oil & Gas Sales                $ 54,850  $  4.26  $ 26,613  $  2.17
  Other Revenue                    (1,350)   (0.10)    7,741     0.63
                                  --------  -------  --------  -------
                                   53,500     4.16    34,354     2.80
                                  --------  -------  --------  -------

Costs and Expenses:
  General and administrative, net   3,557     0.28     2,274     0.19
  Depreciation, Depletion &
   Amortization                    14,912     1.16    13,960     1.14
  Accretion of asset retirement
   obligation                         215     0.02       ---      ---
  Oil & Gas Production Costs        7,313     0.57     7,176     0.58
  Severance & Ad Valorem
   Taxes/Royalty                    4,595     0.36     2,389     0.20
  Interest Expense, Net             6,685     0.52     3,880     0.32
                                  --------  -------  --------  -------
    Total Costs & Expenses         37,276     2.90    29,680     2.43
                                  --------  -------  --------  -------


Income before Income Taxes
 & Change in Accounting Principle  16,224     1.26     4,674     0.38
Provision for Income Taxes          5,739     0.45     1,654     0.13
                                  --------  -------  --------  -------
Income Before Changes in
 Accounting Principle            $ 10,485  $  0.82  $  3,020  $  0.25
Cumulative Effect of Change
 in Accounting
 Principle (SFAS 143)               4,377     0.34       ---      ---
                                  --------  -------  --------  -------
Net Income                       $  6,108  $  0.47  $  3,020  $  0.25
                                  ========  =======  ========  =======


Additional Information:
  Capital Expenditures           $ 26,335           $ 83,041
  Capitalized General &
   Administrative                $  2,546           $  1,831
  Capitalized Interest Expense   $  1,747           $  1,396
  Deferred Income Tax            $  5,739           $  1,653

               Note: Items may not total due to rounding




                         SWIFT ENERGY COMPANY
                 CONSOLIDATED STATEMENTS OF CASH FLOW
                              (UNAUDITED)
                             In Thousands

                                              Three Months Ended,
                                         March 31, 2003 March 31, 2002
Cash Flows From Operating Activities:
  Net Income                                    $6,108         $3,020
  Adjustments to reconcile net income to
   net cash provided by operating
   activities -
  Depreciation, depletion, and
   amortization                                 14,912         13,961
  Accretion of asset retirement
   obligation                                      215            ---
  Deferred income taxes                          5,739          1,653
  Gain on asset disposition                        ---         (7,333)
  Cumulative effect of changes in
   accounting principle                          4,377            ---
  Other                                            292            162
  Change in assets and liabilities -
    (Increase) decrease in accounts
     receivable, excluding income taxes
     receivable                                 (7,077)           118
    (Increase) decrease in accounts
     payable and accrued liabilities             2,233         (1,347)
     Decrease in income taxes receivable           ---            600
                                         -------------- --------------

Net Cash Provided by Operating Activities       26,799         10,834
                                         -------------- --------------

Cash Flows From Investing Activities:
  Additions to property and equipment          (26,335)       (83,041)
  Proceeds from the sale of property and
   equipment                                       551          7,523
  Net cash distributed as operator of oil
   & gas properties                             (5,890)       (10,591)
  Net cash distributed as operator of
   partnerships and joint ventures                (287)       (23,089)
  Other                                            (36)            33
                                         -------------- --------------

Net Cash Used in Investing Activities          (31,997)      (109,167)
                                         -------------- --------------

Cash Flows From Financing Activities:
  Net proceeds of bank borrowings                5,700         97,000
  Net proceeds from issuance of
   common stock                                    ---            347
  Payments of debt issuance costs                  ---           (347)
                                         -------------- --------------

Net Cash Provided by Financing Activities        5,700         97,000
                                         -------------- --------------

Net Increase (Decrease) in Cash and Cash
 Equivalents                                       502         (1,333)

Cash and Cash Equivalents at the
 Beginning of the Period                         3,816          2,149
                                         -------------- --------------

Cash and Cash Equivalents at the End of
 the Period                                     $4,318           $816
                                         ============== ==============

               Note: Items may not total due to rounding




                         SWIFT ENERGY COMPANY
            Reconciliation of GAAP to non-GAAP Measures (a)
            Periods ended March 31, 2003 and March 31, 2002
                              (UNAUDITED)
                             In Thousands

Below is a reconciliation of EBITDA to Net Income and Cash Flow
Before Working Capital Changes to Net Cash Provided by Operating
Activities.

                                         Three Months Ended,
                                    March 31, 2003 March 31, 2002
EBITDA Data:
   Net Income                              $6,108         $3,020  102%
   Provision for Income taxes               5,739          1,654
   Cumulative Effect of Accounting
    Change                                  4,377             --
   Interest Expense, Net                    6,685          3,880
   Depreciation, Depletion &
    Amortization & ARO                     15,127         13,961
                                    -------------- --------------
EBITDA                                    $38,036        $22,515   69%
                                    ============== ==============


                                         Three Months Ended,
                                    March 31, 2003 March 31, 2002
Net Cash Provided by
 Operating Activities                     $26,799        $10,834  147%
  Increases and Decreases In:
   Accounts Receivable, net of taxes        7,077           (118)
   Accounts Payable and Accrued
    Liabilities                            (2,233)         1,347
   Income Taxes Receivables                   ---           (600)
                                    -------------- --------------
Cash Flow Before Working Capital
 Changes                                  $31,643        $11,462  176%
                                    ============== ==============

(a) GAAP--Generally Accepted Accounting Principles

               Note: Items may not total due to rounding

This statement should be read in conjunction with the attached press release.




                         SWIFT ENERGY COMPANY
                        OPERATIONAL INFORMATION
          QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                              (UNAUDITED)

                       Three Months Ended,         Three Months Ended,
                       -------------------         -------------------
                                           Percent            Percent
                       March 31,  Dec 31,  Change  March 31,   Change
                       2003       2002     ------- 2002       --------
                       ---------- --------         ----------

Total Company
 Production:
   Oil & Natural Gas
     Equivalent (Bcfe)     12.86    12.58       2%     12.29        5%
    Natural Gas (Bcf)       7.68     7.08       8%      6.63       16%
    Crude Oil (MBbl)         690      647       7%       593       16%
    NGLs (MBbl)              173      269    (35%)       350     (50%)

Domestic Production:
   Oil & Natural Gas
    Equivalent (Bcfe)       7.71     7.60       1%      9.68     (20%)
   Natural Gas (Bcf)        3.64     3.36       8%      4.68     (22%)
   Crude Oil (MBbl)          578      505      14%       522       11%
   NGLs (MBbl)               100      202    (50%)       312     (68%)

New Zealand Production:
   Oil & Natural Gas
    Equivalent (Bcfe)       5.16     4.98       3%      2.61       97%
   Natural Gas (Bcf)        4.04     3.73       8%      1.95      107%
   Crude Oil (MBbl)          112      142    (21%)        72       56%
   NGLs (MBbl)                73       67       9%        38       91%


Total Company Average
 Prices:
   Combined Oil &
    Natural Gas
    ($/Mcfe)               $4.26    $3.15      35%     $2.17       96%
   Natural Gas ($/Mcf)     $3.71    $2.55      45%     $1.72      116%
   Crude Oil ($/Bbl)      $32.73   $27.00      21%    $19.26       70%
   NGLs ($/Bbl)           $21.90   $15.25      44%    $10.74      104%

Domestic Average
 Prices:
   Combined Oil &
    Natural Gas
    ($/Mcfe)               $5.68    $3.93      45%     $2.32      145%
   Natural Gas ($/Mcf)     $6.03    $3.84      57%     $1.94      211%
   Crude Oil ($/Bbl)      $32.80   $27.06      21%    $19.21       71%
   NGLs ($/Bbl)           $28.47   $16.42      73%    $10.85      162%

New Zealand Average
 Prices:
   Combined Oil &
    Natural Gas
    ($/Mcfe)               $2.15    $1.97       9%     $1.59       35%
   Natural Gas ($/Mcf)     $1.62    $1.40      16%     $1.21       34%
   Crude Oil ($/Bbl)      $32.36   $26.79      21%    $19.67       65%
   NGLs ($/Bbl)           $12.89   $11.71      10%     $9.81       31%




                         SWIFT ENERGY COMPANY
                   SECOND QUARTER AND FULL YEAR 2003
                          GUIDANCE ESTIMATES

            In Thousands Except Per Production Unit Amounts

                             Actual         Guidance        Guidance
                           For First       For Second       For Full
Description               Quarter 2003    Quarter 2003     Year 2003

Production Volumes (Mcfe)      12.9       12.0 - 13.0     53.0 - 56.0
    Domestic Volumes
     (Mcfe)                     7.7         7.4 - 8.0     34.0 - 37.0
    New Zealand Volumes
     (Mcfe)                     5.2         4.5 - 5.0     19.0 - 20.0
Production Mix:
  Domestic
    % Natural Gas                47%         40% - 44%       30% - 34%
    % Crude Oil                  45%         48% - 52%       58% - 62%
    % Natural Gas Liquids         8%          8% - 12%        8% - 12%
  New Zealand
    % Natural Gas                78%         70% - 75%       73% - 77%
    % Crude Oil                  13%         15% - 20%       15% - 20%
    % Natural Gas Liquids         9%          5% - 10%        7% - 10%
Product Pricing:
Domestic Pricing:
   Natural Gas (per Mcf)
     NYMEX differential      -$0.49  -$0.10 to -$0.20 -$0.15 to -$0.25
      (Note 1)
   Crude Oil (per Bbl)
     NYMEX differential
      (Note 2)               -$1.00  -$1.50 to -$2.00 -$1.50 to -$2.00
   NGLs (per Bbl)
     Percent of NYMEX
      Crude                      84%         45% - 55%       45% - 55%
New Zealand Pricing:
   Natural Gas (per Mcf)
    (Note 3)                  $1.62    $1.30 to $1.40   $1.30 to $1.40
   Crude Oil (per Bbl)
     NYMEX differential
      (Note 2 & 4)           -$1.44  -$3.50 to -$4.50 -$3.50 to -$4.50
   NGLs (per Bbl)
     Contract Price
      (Note 5)               $12.89  $10.00 to $12.00 $10.00 to $12.00
Oil & Gas Production
 Costs:
  Domestic
   Lease Operating Costs
    (per Mcfe)                $0.72     $0.70 - $0.75    $0.65 - $0.70
   Severance & Ad Valorem
    Taxes
    (as % of Revenue
     dollars)                   8.4%     10.0% - 11.0%   10.0% - 11.0%
  New Zealand
   Lease Operating Costs
    (per Mcfe)                $0.35     $0.42 - $0.46    $0.40 - $0.44
   Government Royalty
    (as % of Revenue
     dollars)                   8.4%       8.5% - 9.0%     8.5% - 9.0%




                         SWIFT ENERGY COMPANY
                   SECOND QUARTER AND FULL YEAR 2003
                          GUIDANCE ESTIMATES
           (In Thousands Except Per Production Unit Amounts)

Note: Swift Energy now maintains all its current price risk management instruments (Hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).


                       Actual        Guidance           Guidance
                     For First      For Second          For Full
Description         Quarter 2003   Quarter 2003        Year 2003
Other Costs:
  G&A/Mcfe                $0.28     $0.22 - $0.25       $0.20 - $0.23
  Interest
   Expense/Mcfe           $0.52     $0.53 - $0.56       $0.50 - $0.55
  DD&A/Mcfe               $1.16     $1.12 - $1.17       $1.12 - $1.17
Supplemental
 Information:
Capital Expenditures
  Operations            $26,335 $40,000 - $45,000 $100,000 - $130,000
  Acquisition/
  Dispositions, net       ($551)      $0 - $1,000 ($5,000) - ($15,000)
Capitalized G&A          $2,546   $2,300 - $2,700   $9,200 - $ 10,600
Capitalized Interest     $1,747   $1,600 - $1,800     $6,400 - $6,800

Basic Weighted
 Average Shares          27,243   27,200 - 27,500     27,300 - 27,800
Diluted Computation:
  Weighted Average
   Shares                27,310   27,200 - 28,000     27,300 - 28,000

Effective Tax Rate           35%               36%                 36%
Deferred Tax
 Percentage                  99%               98%                 98%


Note 1: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 2: Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of domestic crude oil sales.
Note 3: Fixed contractual price with Contact Energy and Genesis Power in New Zealand plus some sales at prices in excess of contracted amount.
Note 4: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.
Note 5: Fixed contractual price with RockGas Limited in New Zealand.



    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and lately availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

    CONTACT: Swift Energy Company
             Director of Investor Relations:
             Scott Espenshade, 281/874-2700 or 800/777-2412